UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

COLONY CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 S. Flower St., 44th Floor Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

2450 Broadway, 6th Floor

Santa Monica, CA 90404

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

Colony Capital, Inc. (the “Company”) has an investment in a portfolio of single-family residential rental homes through its subsidiary, Colony Capital Operating Company, LLC, which, through its wholly owned subsidiary, CFI CSFR Investor, LLC (“CFI CSFR”), owns approximately 23 percent of CAH Operating Partnership, L.P. (“CAH OP”). As of June 30, 2015, the Company had invested $550 million in CAH OP, received approximately $30 million in cumulative distributions and its carrying value was approximately $487 million. On July 16, 2015, the Company received a special distribution and a regular-way dividend that totaled approximately $77 million in the aggregate.

On September 21, 2015, Starwood Waypoint Residential Trust, a Maryland real estate investment trust (“SWAY”), SWAY Holdco, LLC, a Delaware limited liability company and a wholly owned subsidiary of SWAY (“Merger Sub”), Starwood Waypoint Residential Partnership, L.P., a Delaware limited partnership (the “SWAY OP”), Colony American Homes, Inc., a Maryland corporation (“CAH”), CAH OP, each holder of Company common stock prior to giving effect to the Company Reorganization (as defined below) (collectively, the “Company Stockholders”), each holder of CAH OP operating partnership units prior to giving effect to the CAH Reorganization, including CFI CSFR (collectively, the “Company Unitholders”) and each holder of Company common stock after giving effect to the Company Reorganization, including CFI CSFR (each, a “CAH Investor”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, after giving effect to the CAH Reorganization (as defined below) and the SWAY Management Internalization (as defined below), CAH will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of SWAY.

Merger Consideration

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), all issued and outstanding shares of CAH common stock, par value $0.01 per share (other than shares held by CAH or its wholly owned subsidiaries, which shares will be canceled), shall be exchanged for the right to receive 64,869,583 SWAY common shares, $0.01 par value per share (all such shares, the “Merger Consideration”). As a result, the Company, through CFI CSFR, will receive 14,702,685 SWAY common shares, representing 13.38 percent of the combined company. The issuance of SWAY common shares as the Merger Consideration is expected to be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(a)(2) thereof. In addition, at the Merger Effective Time, all issued and outstanding shares of CAH preferred stock, par value $0.01 per share, shall automatically be redeemed for an aggregate amount of $125,000, plus any accrued and unpaid dividends, in cash in accordance with the liquidation preference of such preferred shares, all of which shall be cancelled and retired.

Closing Conditions

Separate from the Merger Agreement, on September 21, 2015, SWAY also entered into a Contribution Agreement (the “Contribution Agreement”) with Starwood Capital Group Global, L.P. (the “Contributor”), the SWAY OP and SWAY Management LLC (the “Manager”), that will result in the internalization of the Company’s management (the “Management Internalization”). Subject to the terms and conditions of the Contribution Agreement, the Contributor will contribute all outstanding equity interests of the Manager to the SWAY OP, in exchange for a consideration consisting of 6,400,000 common units of the SWAY OP (“SWAY OP Units”) and certain post-closing cash adjustments. The approval of the Management Internalization by SWAY’s shareholders is a condition to the closing of the Merger.

Consummation of the Merger is subject to certain mutual conditions of the parties, including, (i) the approval of the issuance of the Merger Consideration and the Management Internalization, in each case as contemplated by the Merger Agreement, by SWAY’s shareholders (the “SWAY Shareholder Approval”), (ii) the absence of any law, order or injunction prohibiting the Merger and (iii) the consummation of the Management Internalization in accordance with the Contribution Agreement (as defined below). In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, (i) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers), (ii) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers), (iii) the receipt of an opinion that the other party qualifies as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), and (iv) the receipt of an opinion that the Merger will qualify as a tax-free reorganization under the Code. The Merger Agreement also contemplates that CAH will effect certain internal corporate reorganization transactions principally designed to exclude CAH’s residential specialty finance company, Colony American Finance, from the merged entity (the “CAH Reorganization”).

Representations, Warranties and Covenants

CAH, the CAH OP, the CAH Investors, SWAY, the SWAY OP and Merger Sub have made certain customary representations, warranties and covenants to each other in the Merger Agreement, including, among others, covenants to (i) conduct their business in the ordinary course during the period between the execution of the Merger Agreement and the Merger Effective Time and (ii) not engage in certain activities between the execution of the Merger Agreement and Merger Effective Time, subject in each case to certain exceptions. The Company, Merger Sub, the Operating Partnership, CAH, the CAH Operating Partnership and the CAH Investors have made certain customary representations, warranties and covenants to each other in the Merger Agreement, including, among others, covenants to (i) conduct their business in the ordinary course during the period between the execution of the Merger Agreement and the Merger Effective Time and (ii) not engage in certain activities between the execution of the Merger Agreement and Merger Effective Time, subject in each case to certain exceptions. Any indemnification payments relating to breaches of representations, warranties and covenants are settled in SWAY common shares at an agreed value. In addition, the Merger Agreement provides that SWAY’s Board of Trustees (the “SWAY Board”) will increase the size of the SWAY Board to twelve (12), and appoint Barry S. Sternlicht, Thomas J. Barrack, Jr., who currently serves and will continue to serve as Executive Chairman of the Company’s board of directors, six (6) designees of CAH and four (4) designees of SWAY as trustees of the SWAY Board as of the Merger Effective Time. The Merger Agreement also specifies that, as of the Merger Effective Time, Fred Tuomi, will be appointed as the Chief Executive Officer of SWAY, Doug Brien will be appointed as the President and Chief Operating Officer of SWAY and Arik Prawer will be appointed as the Chief Financial Officer of SWAY.

No Solicitation

From the date of the Merger Agreement until the earlier of (i) the Merger Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, SWAY is subject to customary “no-shop” restrictions on its ability to solicit Competing Proposals (as defined in the Merger Agreement) from (and to provide information to, engage in discussions with or enter into an acquisition agreement with) third parties. However, the no-shop restrictions are subject to certain exceptions, including customary “fiduciary-out” provisions which allows SWAY under certain circumstances to provide information to, and participate in discussions with, third parties with respect to unsolicited competing proposals.

Termination Rights; Termination Fees

The Merger Agreement contains certain termination rights for both SWAY and CAH, including, among others, (i) if the Merger is not consummated on or before June 30, 2016 (the “Outside Date”), (ii) if the SWAY Shareholder Approval is not obtained or (iii) upon an uncured breach by the other party that would result in a Merger closing condition being incapable of being satisfied.

In connection with a termination of the Merger Agreement, SWAY may be required to pay CAH a termination fee of $35 million (the “Termination Fee”) under certain circumstances, including, if (i) the Merger Agreement is terminated by SWAY in order to enter into a Superior Proposal (as defined in the Merger Agreement), (ii) the Merger Agreement is terminated by CAH following an adverse change in the recommendation of the SWAY Board to SWAY’s shareholders relating to the SWAY Shareholder Approval or (iii) following the public making of a Competing Proposal, the Merger Agreement is terminated by SWAY or CAH (a) if the closing of the Merger has not occurred by the Outside Date (prior to receipt of the SWAY Shareholder Approval) or (b) if the SWAY Shareholder Approval is not obtained at a vote of SWAY’s shareholders, and in the case of each of clauses (a) and (b) SWAY enters into a certain transactions to sell SWAY or its assets (or the SWAY OP or its assets) within twelve (12) months. The Merger Agreement further provides that SWAY is required to pay CAH the amount of its invoiced fees and expenses incurred in connection with the transaction, in an aggregate amount not to exceed $7 million, if the Merger Agreement is terminated by SWAY or CAH as a result of the SWAY Shareholder Approval not being obtained at a vote of the SWAY shareholders (which fee is credited against any Termination Fee that becomes payable due to a subsequent sale transaction as described above).

The representations and warranties set forth in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations and warranties (i) have been made only for the purpose of the Merger Agreement, (ii) have been qualified by the disclosures made to the other party in connection with the Merger Agreement, (iii) are subject to certain materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors and (iv) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Investors should read the Merger Agreement together with the other information concerning the Company and the Company Operating Partnership that they publicly file in reports and statements with the Securities and Exchange Commission (“SEC”).

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is hereby incorporated by reference herein.

Registration Rights Agreement

On September 21, 2015, SWAY, the Contributor and the CAH Investors, including CFI CSFR, entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Contributor, in respect of any SWAY common shares that it may receive in connection with any request to redeem the SWAY OP Units it receives in the Internalization, and the CAH Investors, in respect of any SWAY common shares they receive in connection with the Merger, may require SWAY from time to time to register those SWAY common shares. The Registration Rights Agreement grants the Contributor and the CAH Investors certain rights to demand a registration of some or all of their SWAY common shares (a “Demand Registration”) or to request the inclusion of some or all of their SWAY common shares in a registration being affected by SWAY for itself or on behalf of another person (a “Piggyback Registration”); in each case subject to customary registration procedures and indemnity provisions. SWAY is obligated to use commercially reasonable efforts to prepare and file a registration statement within specified time periods and to cause that registration statement to be declared effective by the SEC as soon as reasonably practicable thereafter. SWAY is not required to honor a request for either a Demand Registration or a Piggyback Registration until after the nine month anniversary of the closing of the Merger.

The ability to cause SWAY to effect a Demand Registration is subject to certain conditions. SWAY is not required to effect such registration within 180 days of the effective date of any prior registration statement and can delay the filing for up to 60 days under certain circumstances. The Registration Rights Agreement grants the Contributor the right to request up to three Demand Registrations. There is no limit on the Demand Registrations that may be requested by the CAH Investors.

If, pursuant to an underwritten Demand Registration or Piggyback Registration, the managing underwriter advises that the number of SWAY common shares requested to be included in such registration exceeds a maximum number (the “Maximum Number”) that the underwriter believes can be sold without delaying or jeopardizing the success of the proposed offering, the Registration Rights Agreement specifies the order in which SWAY common shares are to be included, and in the case of SWAY common shares held by the parties to that agreement, allocates 22.5% of the Maximum Number to the Contributor (the Contributor is also allocated any unused allocation of the CAH Investors) and 77.5% of the Maximum Number to the CAH Investors (the CAH Investors are also allocated any unused allocation of the Contributor).

The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.1 and is hereby incorporated by reference herein.

Shareholder Approval

SWAY will seek shareholder approval of the Internalization and the issuance of SWAY common shares constituting the Merger Consideration. The shareholders of SWAY must approve both the Internalization and the issuance of common shares in connection with the Merger in order for either transaction to be completed.

•	The Contribution Agreement requires that the Internalization be approved at a special meeting by the affirmative vote of at least a majority of the votes cast by the SWAY shareholders entitled to vote on the matter, other than the votes of shares held by the Contributor or its affiliates. Such approval will also constitute approval of the issuance of the SWAY OP Units as required under Section 312.03(b) of the New York Stock Exchange Listed Company Manual, which requires shareholder approval prior to the issuance of common stock, or securities exchangeable for common stock, in excess of one percent (1%) of a company’s outstanding shares in a transaction with a related party.

•	The Merger Agreement requires that the issuance of SWAY common shares constituting the Merger Consideration be approved at a special meeting by the affirmative vote of at least a majority of the votes cast thereon by the SWAY shareholders at such meeting. Such approval will also constitute approval of the issuance of the SWAY common shares constituting the Merger Consideration as required under Section 312.03(c)(2) of the New York Stock Exchange Listed Company Manual, which requires shareholder approval prior to the issuance of common stock, or securities exchangeable for common stock, in excess of twenty percent (20%) of a company’s outstanding shares.

Important Additional Information

IN CONNECTION WITH THE PROPOSED TRANSACTIONS, SWAY EXPECTS TO FILE WITH THE SEC A PROXY STATEMENT. SWAY ALSO PLANS TO FILE OTHER RELEVANT DOCUMENTS WITH THE SEC REGARDING THE PROPOSED TRANSACTIONS. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by SWAY with the SEC will be available free of charge on SWAY’s website at www.starwoodwaypoint.com or by contacting SWAY’s Investor Relations at 510-987-8308.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

CAH and SWAY and their respective directors, trustees and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. You can find information about SWAY’s executive officers and trustees in SWAY’s definitive annual proxy statement filed with the SEC on April 3, 2015. Additional information regarding the interests of such potential participants will be included in the proxy statement regarding the proposed transactions and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from SWAY using the sources indicated above.

Forward-Looking Statements

This report contains, in addition to historical information, certain forward-looking statements that involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “may,” “will,” “should,” “could,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements may include statements about the expected closing of the Internalization and the Merger, the integration of the systems and personnel of the Manager and CAH into SWAY, and the expected benefits of the Internalization and the Merger.

The forward-looking statements contained in this report reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed or implied in any forward-looking statement. The Company is not able to predict all of the factors that may affect future results. For a discussion of these and other factors that could cause the Company’s actual results to differ materially from any forward-looking statements, see the risk factors discussed in Item 1A, “Risk Factors,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other risks and uncertainties detailed in such annual report and the Company’s other reports and filings with the SEC. These risks, contingencies and uncertainties include: the possibility that the proposed transactions will not close, including by the failure to obtain shareholder approvals or the failure to satisfy other closing conditions under the Contribution Agreement or Merger Agreement or by the termination of the Contribution Agreement or Merger Agreement; failure by SWAY to plan and manage the proposed Internalization or Merger effectively and efficiently; the possibility that the anticipated benefits from the Internalization or Merger may not be realized or may take longer to realize than expected; unexpected costs or unexpected liabilities that may arise from the transactions contemplated by the Contribution Agreement or Merger Agreement, whether or not completed; the outcome of any legal proceedings that may be instituted against the CAH, SWAY or others following announcement of the Internalization or the Merger; the market, economic and environmental conditions in the industrial real estate, single-family rental, and lodging sectors; the Company’s business and investment strategy, including the ability of the CAH OP to execute its single-family home rental strategy; our ability to generate revenue from the single-family homes in which we own an interest; our ability to dispose of our real estate investments quickly; the performance of the hotels in which we own an interest; market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy or the demand for commercial real estate loans; our projected operating results; actions, initiatives and policies of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies; the state of the U.S. and global economy generally or in specific geographic regions; our ability to obtain and maintain financing arrangements, including securitizations; the amount and value of commercial mortgage loans requiring refinancing in future periods; the availability of attractive investment opportunities; the availability and cost of debt financing from traditional lenders; the volume of short-term loan extensions; the demand for new capital to replace maturing loans; our expected leverage; the general volatility of the securities markets in which we participate; changes in the value of our assets; interest rate mismatches between our target assets and any borrowings used to fund such assets; changes in interest rates and the market value of our target assets; changes in prepayment rates on our target assets; effects of hedging instruments on our target assets; rates of default or decreased recovery rates on our target assets; the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters; our ability to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); the availability of opportunities to acquire commercial mortgage-related, real estate-related and other securities; the availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; and our understanding of our competition.

The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward-looking statements concerning the Company and the transactions contemplated by the Contribution Agreement and the Merger Agreement or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

All forward-looking statements, expressed or implied, included in this report are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

The forward-looking statements in this report represent the Company’s views as of the date of this report. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of September 21, 2015, among Starwood Waypoint Residential Trust, Starwood Waypoint Residential Partnership, L.P., SWAY Holdco, LLC, Colony American Homes, Inc., CAH Operating Partnership, L.P., and the parties identified therein as the CAH Stockholders, the CAH Unitholders and the CAH Investors

10.1	Registration Rights Agreement, dated as of September 21, 2015, among the Company and the other parties named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 21, 2015	COLONY CAPITAL, INC.

		By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 21, 2015, among Starwood Waypoint Residential Trust, Starwood Waypoint Residential Partnership, L.P., SWAY Holdco, LLC, Colony American Homes, Inc., CAH Operating Partnership, L.P., and the parties identified therein as the CAH Stockholders, the CAH Unitholders and the CAH Investors

10.1	Registration Rights Agreement, dated as of September 21, 2015, among the Company and the other parties named therein

11